FBR CAPITAL CORPORATION ACQUIRES 90.17 % OF OUTSTANDING SHARES OF VITRIX INCORPORATED TEMPE, ARIZONA - APRIL 16, 1999 - FBR Capital Corporation reported today that it has acquired 90.17 percent of the outstanding shares of Vitrix Incorporated upon the terms and conditions previously announced. The Vitrix shares were acquired for a combination of newly-issued FBR common stock and Series B FBR convertible preferred stock. After completion of the transaction the shareholders of Vitrix own approximately 78.3 percent of the outstanding capital stock of FBR which has resulted in a change in control of FBR. The prior officers and directors of FBR have resigned and Philip R. Shumway, Michael Wolf, Todd P. Belfer, Lise Lambert, Hamid Shojaee, and Bahan Sadegh, have been elected directors of FBR. Mr. Shumway, President of Vitrix, will serve as FBR's President and Chief Executive Officer.

     "We believe that Vitrix is poised for tremendous growth in a market that is growing rapidly and has a need for some consistent solutions." said Mr. Shumway. "The price/performance attractiveness of the HourTrack(TM) labor management solutions makes Vitrix a key player in this industry, not only in the small/medium market segment, but also in the enterprise arena as we introduce new versions of our product. Vitrix currently has over 1200 customers and 50,000 employees worldwide using our software products. We intend to continue to expand distribution through high quality resellers, as well as developing partnerships and OEM relationships with other key industry hardware and software vendors."

     Vitrix is a developer and provider of software and hardware for time and labor management solutions for businesses of all sizes. Vitrix products are designed to improve productivity by automating collection of time and attendance data, staff scheduling and management of labor resources. It currently sells its products to users through sales representatives, resellers, and directly through its Web site at http://www.vitrix.com and Online store at http://store.vitrix.com.

     Certain information and comments contained in this press release may be forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Factors set forth in the Company's Annual Report on Form 10KSB for the fiscal year ended June 30, 1998 and Quarterly Report on Form 10QSB for the period ended December 31, 1998 together with other factors that appear in this press release or in the Company's other Securities and Exchange Commission filings could affect the Company's actual results and could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company in this press release.